Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 24, 2025, relating to the financial statements and financial highlights, which appears in Gateway Equity Call Premium Fund’s, Gateway Fund’s, Mirova Global Green Bond Fund’s, Mirova Global Megatrends Fund (formerly, Mirova Global Sustainable Equity Fund)’s, Mirova International Megatrends Fund (formerly, Mirova International Sustainable Equity Fund)’s, Vaughan Nelson Mid Cap Fund’s and Vaughan Nelson Small Cap Fund (formerly, Vaughan Nelson Small Cap Value Fund)’s Annual Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 28, 2025